Filed Pursuant to Rule 424(b)(3)
Registration No. 333-123612

Prospectus Supplement
To Prospectus Dated April 8, 2005

CAMDEN PROPERTY TRUST

1,692,070.984 Common Shares of Beneficial Interest

     This prospectus supplement updates the prospectus of Camden Property Trust, dated April 8, 2005, relating to the potential sale from time to time of up to 1,692,070.984 common shares of beneficial interest by the selling shareholders identified in this prospectus supplement.

     The following table sets forth the number of units held by the selling shareholders as of June 24, 2005, and the maximum number of common shares that may be sold by the selling shareholders. The amounts set forth below are based on information provided to us by the selling shareholders, or on our records, and are accurate to the best of our knowledge. Since April 8, 2005, 33,466.296 units have been exchanged. Each unit may be exchanged for one common share, subject to adjustment. In lieu of issuing common shares upon the exchange of the units, we may, at our option, issue cash in an amount equal to the market value of an equivalent number of common shares.

		Maximum Number of
		Common Shares to be
Selling Shareholder	Number of Units Held	Sold
Kenneth M. Barnes Revocable Trust(1)	950.223	950.223
Thomas M. Barnhardt	3,191.036	3,191.036
Bissell Ballantyne, LLC(2)	30,331.563	30,331.563
Douglas L. Boone	2,016.799	2,016.799
David R. Boozer	950.223	950.223
Timothy A. Braswell	9,499.552	9,499.552
Eugene E. Brucker	1,070.589	1,070.589
T. Carl Dedmon	1,900.445	1,900.445
Robert W. Donaldson, Jr.	2,016.799	2,016.799
Keith L. Downey	1,152.170	1,152.170
B. D. Farmer, III	2,563.127	2,563.127
Robert H. Gaither	3,191.036	3,191.036
John C. Golding	3,191.036	3,191.036
John T. Gray	464.747	464.747
Dale G. Hafele	676.056	676.056
William M. Herndon	3,191.036	3,191.036
Frances J. Intagliata	1,070.589	1,070.589
Donald H. Jones	3,191.036	3,191.036
Raymond V. Jones	155,490.136	155,490.136
Jack Krause	2,141.177	2,141.177
Keith H. Kuhlman Revocable Trust of 1992(3)	113,010.300	113,010.300
Duncan A. Killen	2,141.177	2,141.177
Richard E. Killough	3,191.036	3,191.036
Roger M. Lewis	1,682.449	1,682.449
Michael G. Malone	1,634.972	1,634.972
Thomas Mannausa	235.382	235.382
Daniel P. McCabe	251.431	251.431
William B. McGuire, Jr.	414,803.303	414,803.303
Mark L. Messerly	1,899.777	1,899.777
Roy H. Michaux, Jr.	807.121	807.121

		Maximum Number of
		Common Shares to be
Selling Shareholder	Number of Units Held	Sold
Jack R. Miller	1,900.445	1,900.445
John C. Moore	4,147.946	4,147.946
Kenneth M. Murphy	2,141.177	2,141.177
Randy J. Pace	5,509.419	5,509.419
Bailey Patrick, Jr.	1,613.573	1,613.573
William F. Paulsen(4)	398,575.292	398,575.292
L. Gordon Pfefferkorn	1,900.445	1,900.445
Eugene V. Rankin Living Trust(5)	2,141.177	2,141.177
Robert W. Sauer Grantor Trust(6)	1,070.589	1,070.589
Sam J. Rosenbloom Living Trust(7)	2,141.177	2,141.177
Stephen F. Smoak	2,320.389	2,320.389
Brant R. Snavely, Jr.	1,900.445	1,900.445
Eloise Y. Spangler	3,191.036	3,191.036
Emil A. Stange	2,141.177	2,141.177
Street Enterprises, L.P. (2)	265,728.675	265,728.675
John B. Summers Living Trust(8)	2,141.177	2,141.177
Roberta K. Symonds	2,141.177	2,141.177
Nick Tacony	2,141.177	2,141.177
Patricia B. Terwilliger	35,577.515	35,577.515
Edward D. Trevillian	546.328	546.328
David F. Tufaro	138,011.656	138,011.656
Michael A. Underwood	701.466	701.466
Rebecca Gordan Vaughn	3,191.036	3,191.036
W.A. & C. D. Frank Living Trust(9)	2,141.177	2,141.177
Owen H. Whitfield	3,191.036	3,191.036
Gerald S. Workman	2,016.799	2,016.799
Stephen C. Wylie	879.341	879.341
Bernard A. Zimmer	1,595.518	1,595.518

Total	1,658,604.688	1,658,604.688

(1)	Controlled by Kenneth M. Barnes.
(2)	Controlled by Edward Curren.
(3)	Controlled by Keith H. Kuhlman.
(4)	Pursuant to a Merrill Lynch Loan Management Account Agreement among William F. Paulsen, Merrill Lynch Bank USA and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Loan Agreement”), 398,575.292 common shares that are subject to this prospectus have been pledged by Mr. Paulsen to Merrill Lynch Bank USA as security for a loan or other extension of credit to Mr. Paulsen. Upon a default under the Loan Agreement, Merrill Lynch Bank USA or its parent, Merrill Lynch & Co. Inc., or any subsidiary thereof, may be a selling shareholder hereunder and may sell the applicable common shares offered by this prospectus.
(5)	Controlled by Eugene V. Rankin.
(6)	Controlled by Robert W. Sauer.
(7)	Controlled by Sam R. Rosenbloom.
(8)	Controlled by John B. Summers.
(9)	Controlled by W.A. Frank and C.D. Frank.

     This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated April 8, 2005, and we have not authorized anyone to deliver or use this prospectus supplement without the prospectus.

The date of this prospectus supplement is June 27, 2005

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